EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Ophthalmic Imaging Systems Announces Partnership
With International Vision Network
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SACRAMENTO, CALIFORNIA, JULY 24, 2006 -- Ophthalmic Imaging Systems (“OIS”) (OTCBB:OISI), a leading provider of ophthalmic digital imaging systems, announced today its new partnership with a division of the International Physician Networks (IPN) and AmerisourceBergen Specialty Group, the International Vision Network (IVN), the only specialty group purchasing program for ophthalmologists’ offices and ambulatory surgery centers (ASCs).

Under the terms of the agreement, OIS will serve as the exclusive vendor to IVN for new Digital Imaging System units used in the ophthalmic setting, including Ophthalmic PACS, Fundus cameras and Slit lamps.

IVN will endorse and offer special discounts on OIS’ products to IVN members. IVN’s membership includes 250 Retina Specialty Practices numbering over 1,000 retina surgeons.  IVN’s Ambulatory Surgery Center Membership includes over 60 eye surgery centers representing over 100,000 eye surgical procedures annually.

Brian Battey, Chief Operating Officer of   International Physician Networks, (IPN), states, “We are excited by the opportunity to offer OIS’ digital imaging products to our members. OIS is known for offering state of the art, advanced technologies within the ophthalmology industry and this agreement is consistent with our strategy to ensure that ophthalmology patients receive the most capable, effective, and innovative treatments available.”

Gil Allon, CEO of Ophthalmic Imaging Systems, states, “We look forward to this unique opportunity for OIS to work with IVN and their prestigious members within the ophthalmology industry. The partnership directly increases the exposure of our complete line of product offerings to new and existing customers in the United States.”

About International Vision Network, LLP (IVN)
IVN is the only specialty group purchasing program for ophthalmologists’ offices and ambulatory surgery centers (ASCs). IVN has a team of former ophthalmic practice administrators/CEOs, supporting the member practices as Regional Practice Consultants.  Their practice management backgrounds provide IVN, and its members, unique opportunities in developing relationships with “best in class” manufacturing partners.  IVN is a member driven organization, and is supported by 9 Practice Administrators and 7 Retina Surgeons that meet quarterly to determine the strategic direction of IVN.

IVN is part of the International Physician Networks, (IPN) and AmerisourceBergen Specialty Group, the specialty pharmaceutical business arm of AmerisourceBergen Corporation (NYSE: ABC).  For more information about IVN please visit WWW.IVN-ONLINE.COM.

About Ophthalmic Imaging Systems
Ophthalmic Imaging Systems (www.oisi.com), a majority-owned subsidiary of MediVision, is the leading provider of ophthalmic digital imaging systems.  The Company designs, develops, manufactures and markets digital imaging systems and informatics solutions for the eye care market.   With over twenty years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technology.  The Company, together with MediVision, co-market and support their products through an extensive network of dealers, distributors, and direct representatives.

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company’s control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company’s periodic filings with the Securities and Exchange Commission.

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